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                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
                    File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number   0-13432
                                                 ---------

                     IEA MARINE CONTAINER INCOME FUND V(B)
                       (A California Limited Partnership)
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         444 Market Street, 15th Floor, San Francisco, California 94111
                                 (415)677-8990
         --------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Units of Limited Partnership Interests
         --------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
         --------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]            Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12h-3(b)(1)(i)    [ ]            Rule 15d-6             [ ]

               Approximate number of holders of record as of the
                       certification or notice date:  0
                                                     ---

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   IEA MARINE CONTAINER INCOME
                                   FUND V(B) (A California Limited Partnership)

                                   By Cronos Capital Corp.
                                      The Managing General Partner


Dated: December 28, 1998           By /s/ ELINOR A. WEXLER
                                      --------------------------------
                                      Elinor A. Wexler
                                      Vice President and Secretary
                                      Cronos Capital Corp.